FOR IMMEDIATE RELEASE

Contacts:      Cary Brokaw, President and CEO
               Sheri Halfon, Senior Vice-President
               310-996-9800

                         ROBISON ENTERPRISES, INC. TAKES
                       STAKE IN AVENUE ENTERTAINMENT GROUP

            Robison Chairman to join Avenue Entertainment Group Board

     Los Angeles, CA, January 17, 2001 - - Avenue Entertainment Group, Inc. (AMEX: PIX) today announced that Robison Enterprises, Inc., a California based investment company, has agreed to make by private placement a $600,000 investment in Avenue Entertainment Group.

     The Chairman of Robison Enterprises, Ann L. Chapman, will join Avenue's board of directors.

     "We are very gratified by Robison's investment in Avenue, and look forward to working together. This is the first of a number of key steps to re-capitalize the company, increase our production activity and implement our plans for strategic growth", said Cary Brokaw, President and CEO of Avenue Entertainment Group, Inc. "We look forward to Ann Chapman's valuable contributions in helping to shape our company's future direction as a member of our board."

     "Avenue Entertainment Group and Cary Brokaw have an outstanding track record for producing entertainment programming of the highest quality in a variety of formats," said Mrs. Chapman. "Robison Enterprises is pleased and excited to support and participate in the expansion of the company's film and television activity."

     Robison Enterprises represents a combination of private U.S. and Australian interests with a concentration on media and entertainment.

     Avenue Entertainment Group is a diversified entertainment company that produces feature films, movies for television and cable, television series and one-hour biography programs. Avenue Pictures, a division of Avenue Entertainment Group, and Brokaw have produced the Academy Award (R) winning Restoration, as well as Robert Altman's Short Cuts and The Player, the later being nominated for five Academy Awards (R), including Best Picture. Brokaw and Avenue have also produced such features as Finding Graceland, Drugstore Cowboy and The Object Of

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Beauty.  The company's  most recent cable  production is the film version of the
Pulitzer Prize winning play, Wit, for HBO starring Emma Thompson and directed by
Mike  Nichols.   Upcoming  features  include   Mindhunters  to  be  financed  by
Intermedia.

Safe Harbor statement under the Private Securities Reform Act of 1995: Except for historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products and prices, the inherent uncertainty of the film and television production business (in which success of a product depends upon unpredictable and changing factors such as competition and audience acceptance) and other factors discussed in the Company's various filings with the Securities and Exchange Commission.

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